 EXHIBIT 99.1

Avant Diagnostics, Inc. Begins OvaDx® FDA Trials and Engages Clinical Research Organization

Scottsdale, AZ, April 15, 2015 (Business Wire) – Avant Diagnostics, Inc. (Ticker: AVDX) (“Avant”), a diagnostic company with a primary focus on the commercialization of a proprietary diagnostic test for the early detection of ovarian cancer called OvaDx®, is pleased to announce that it has engaged the professional services of DOCRO, Inc.(“DOCRO”) to manage the preparation and the submission, of the pre-submission package for OvaDx® and to conduct the negotiation with the U.S. Food and Drug Administration (“FDA”) office for the process for obtaining a 510(k) clearance of the OvaDx® device intended for use as an aid in monitoring women diagnosed with ovarian cancer. Additionally, Avant purchased the necessary ovarian cancer samples required for the supervised, double blinded clinical validation testing data to be included in the pre-submission package.

Gregg Linn, Avant’s President and Chief Executive Officer noted, “I am thrilled finally to reach this milestone. Since I joined the company almost 2½ years ago, my goal was simply to take OvaDx® through the FDA submission process for ovarian cancer monitoring, seek FDA clearance, and most importantly, save lives.”

About Avant Diagnostics, Inc.

Avant Diagnostics, Inc. is a medical diagnostic technology company that specializes in large panel biomarker screening. Our first test, OvaDx® detects for pre-symptomatic ovarian cancer developed in conjunction with Arrayit Corporation (Ticker: ARYC). OvaDx® is a sophisticated microarray-based test that measures the activation of the immune system in blood samples in response to early stage ovarian tumor cell development. Pre-clinical research studies with OvaDx® indicated high sensitivity and specificity for all types and stages of ovarian cancer including stage IA-IV borderline serous, clear cell, endometrioid, mixed epithelial, mucinous, serous, and ovarian adenocarcinoma. Upon FDA 510(k) clearance, Avant intends to sell or license OvaDx® as a diagnostic test for women seeking greater wellness and for women in the elevated risk category for ovarian cancer.

Safe Harbor StatementCertain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as "anticipate," "believe," "forecast," "estimated" and "intend," among others. These forward-looking statements are based on Avant's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Avant does not undertake an obligation to update or revise any forward-looking statement except as required by law. Investors should read the risk factors set forth in Avant’s Form 8-K filed with the Securities and Exchange Commission on January 14, 2015, as amended on January 16, 2015, and other periodic reports filed with the Securities and Exchange Commission.

Company Contacts:
Gregg Linn, President/CEO 480-478-6660
glinn@avantdiagnostics.com

Steven Scott 617-448-1300
sscott@scottgrp.com